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                                  EXHIBIT 99.1

                     Oretech Announces Two Major Milestones

July 20, 2004 NEWS WIRE: Oretech, Inc. today announced that it had entered into a three year material processing agreement with Strong Ox, LLC of Centerville, Utah, covering up to 500,000 tons of feed stock. The agreement allows Oretech to recover its processing costs and split the proceeds of precious metals recovered on the basis of 88% to Oretech and 12% to Strong Ox. Oretech's 88% will be split with a nonaffiliated third party, resulting in Oretech receiving 44 % of the proceeds of precious metals recovered.

The Strong Ox agreement is significant in that Oretech also announced today that it has completed construction and installation of its first commercial processing unit.

Oretech has been conducting tests on the Strong Ox feed stock and the precious metals yields appear to be significant.

When asked to comment about these two major milestones, Oretech CEO, Francis C. Hargarten, said: "After months of engineering and installation work with our major vendor, we have successfully completed the commissioning and installation of our first commercial processing unit. While we are in the initial phase of product testing on the new line, we anticipate scheduling normal production within the next two weeks. This first unit has a processing capability, dependent upon feedstock, flux formulae and cycle time of up to forty times greater than our beta unit."

Mr. Hargarten also stated that "The timing of the Strong Ox agreement could not have been better, as Strong Ox will begin shipping feed stock to Oretech this week. Oretech is also pursuing several other sources of feed stock to augment the Strong Ox materials and the Colorado mining feed stocks acquired by Oretech in December 2003. The accomplishment of these two critical milestones will significantly enhance Oretech's ability to become a premier precious metals extraction company."

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Oretech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Oretech with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: business and economic conditions and growth trends in the industry in various geographic regions, global economic conditions and uncertainties in the geopolitical environment; variations in customer demand for products and services; variability of operational costs, variations in sales channels, product costs or mix of products sold; dependence on the introduction and market acceptance of our technology and expansion into other industry segments; rapid technological and market change; litigation involving patents, intellectual property, stockholder and other matters; the ability to recruit and retain key personnel; financial risk management; our ability to raise capital to fund our operations and expansion plans; and potential volatility in operating results, among others.